UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2016

        SYKES ENTERPRISES, INCORPORATED

(Exact name of registrant as specified in its charter)

Florida	0-28274	56-1383460
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 N. Ashley Drive, Tampa, Florida		33602
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (813) 274-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

Acquisition of Clear Link Holdings, LLC

As previously announced, on March 6, 2016, Sykes Enterprises, Incorporated (“SYKES”), Sykes Acquisition Corporation II, Inc., a Delaware corporation and indirect wholly-owned subsidiary of SYKES (“Merger Sub”), Clear Link Holdings, LLC, a Delaware limited liability company (“Clearlink”), and Pamlico Capital Management, L.P., as the representative of the equity holders of Clearlink, entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”).

On April 1, 2016, Sykes completed its acquisition of Clearlink pursuant to the terms of the Merger Agreement, with Clearlink being merged with and into Merger Sub. Merger Sub survived the merger as an indirect, wholly-owned subsidiary of Sykes (the “Merger”).

In the Merger, each outstanding membership unit of Clearlink was converted into the right to receive an amount in cash as set forth in the Merger Agreement. The aggregate cash consideration payable in the Merger was approximately $207.0 million, subject to increase based on the amount of Clearlink’s cash and cash equivalents at the closing of the Merger, subject to decrease based on the amount of certain Clearlink indebtedness at the closing of the Merger, and subject to certain post-closing adjustments relating to Clearlink’s working capital at the closing of the Merger. Approximately $2.6 million of the purchase price was placed in an escrow account as security for the indemnification obligations of Clearlink’s members under the Merger Agreement. SYKES has obtained an insurance policy which will provide $20 million of coverage to SYKES for breaches of most of the representations and warranties of Clearlink in the Merger Agreement, subject to a deductible.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the current report on Form 8-K filed by SYKES on March 8, 2016. The Merger Agreement was included in such report to provide readers with information regarding its terms. It was not intended to provide any other financial information about SYKES, Clearlink, or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties. Readers should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of SYKES, the Merger Sub or Clearlink or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may have changed after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by SYKES.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Borrowing under SYKES’ Credit Agreement

On April 1, 2016, in connection with the acquisition of Clearlink, Sykes borrowed $216.0 million under its Credit Agreement, dated May 12, 2015, with a group of lenders and KeyBank National Association, as Lead Arranger, Sole Book Runner and Administrative Agent, Swing Line Lender and Issuing Lender.

Borrowings under the 2015 Credit Agreement bear interest at either LIBOR or the base rate plus, in each case, an applicable margin based on the Company’s leverage ratio. The applicable interest rate will be determined quarterly based on the Company’s leverage ratio at such time.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Any financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed. The determination of whether any such financial statements will be required cannot be determined at the present time, and will depend on the determination post-closing of the actual purchase price paid, taking into account all adjustments required under the Merger Agreement.

(b)	Pro Forma Financial Information.

Any pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed. The determination of whether any such financial information will be required cannot be determined at the present time, and will depend on the determination post-closing of the actual purchase price paid, taking into account all adjustments required under the Merger Agreement.

(d)	Exhibits.

Exhibit 2.1

Agreement and Plan of Merger, dated as of March 6, 2016, by and among Sykes Enterprises, Incorporated, Sykes Acquisition Corporation II, Inc., Clear Link Holdings, LLC, and Pamlico Capital Management, L.P. (included as Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on March 8, 2016, and incorporated herein by reference).

Exhibit 99.1	Press release of Sykes Enterprises, Incorporated announcing the completion of the acquisition of Clear Link Holdings LLC.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYKES ENTERPRISES, INCORPORATED

Date: April 7, 2016	By:	/s/ John Chapman
Executive Vice President and
Chief Financial Officer

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